                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

   Filed by the Registrant /X/

   Filed by a Party other than the Registrant / /

   Check the appropriate box:

   / /  Preliminary Proxy Statement        / / Confidential, for Use of the
                                               Commission Only (as permitted by
   /X/  Definitive Proxy Statement             Rule 14a-6(e)(2))

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                      Petrolite Corporation
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)



       ----------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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   4)  Proposed maximum aggregate value of transaction:

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   5)  Total fee paid:

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    / / Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the
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
                                   NOTICE OF

                                 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT


                                   PETROLITE


                         ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 4, 1996

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MARCH 4, 1996

TO THE STOCKHOLDERS OF
PETROLITE CORPORATION:

    The Annual Meeting of the Stockholders of Petrolite Corporation, a Delaware corporation, will be held at 11:00 o'clock a.m., Central Standard Time, on Monday, March 4, 1996, in Conference Room 1 on the Atrium Level at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri, for the following purposes:

    1. To elect eleven Directors.

    2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on January 5, 1996, are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof.

                                     By order of the Board of Directors,

                                     CHARLES R. MILLER
                                     Secretary


January 23, 1996




    IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR GRANT OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500

                                PROXY STATEMENT

                 FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                 MARCH 4, 1996

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Petrolite Corporation (hereinafter called the ``Company'') for use at the Annual Meeting of Stockholders to be held in accordance with the foregoing notice (the ``Annual Meeting''). It is anticipated that this Proxy Statement, together with the Proxy and the 1995 Annual Report to Stockholders, will be mailed to the Company's stockholders on or about January 26, 1996.

                               PROXY SOLICITATION

    THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. All Proxies in the enclosed form which are executed properly and returned to the Company will be voted at the Annual Meeting, or any adjournment or adjournments thereof, in accordance with the instructions of such Proxies and, if no contrary instructions are given, FOR the Directors and Director Nominees nominated by the Board of Directors. A stockholder executing and returning a Proxy has the power to revoke it at any time before it is exercised either by executing and delivering a later-dated Proxy to the Secretary of the Company, or by delivering a duly-executed written revocation of such Proxy to the Secretary of the Company.

    The inspectors of election will treat shares represented by properly signed and returned Proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any question submitted to the stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote ``for'' or ``against'' a question and will be disregarded in the calculation of the votes cast.

    The inspectors of election will treat ``broker non-votes'' as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any question as to which the broker has physically indicated on the Proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions.

    Other than the election of Directors, the Company does not know of any matters which are to come before the meeting. If any other matters are presented properly to the meeting for action, it is intended that the persons named in the accompanying form of Proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

    The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the Proxy, and any additional material that may be furnished to brokerage houses, banks, fiduciaries and custodians to forward to their principals, and the Company may reimburse them for their expense in so doing. The Company will not pay any commission or remuneration to any person for any solicitation of Proxies.

                               VOTING SECURITIES

    Stockholders of record at the close of business on January 5, 1996, are entitled to notice of, and to vote at, the Annual Meeting. The Company had outstanding on that date 11,332,948 shares of capital stock (after deducting 887,749 held in treasury). Each outstanding share of capital stock is entitled to one vote on all matters coming before the meeting of stockholders. The presence, either in person or by Proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table shows the holdings of each person who owns of record, or who is known by the Company to own beneficially, more than 5% of the Company's capital stock. Except as indicated otherwise, these beneficial owners possess sole voting and sole dispositive power with respect to the total number of shares reported.

  TITLE                          NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF              PERCENT
 OF CLASS                         BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP              OF CLASS
 --------                        -------------------                                 --------------------              --------

Capital...................  Wm. S. Barnickel & Company                                   5,337,360<F1>                   47.1%
                            P.O. Box 190189
                            St. Louis, MO 63119-6189

Capital...................  Mitchell Hutchins Institutional                                843,587<F2>                    7.4%
                            Investors Inc.
                            1285 Avenue of the Americas
                            New York, NY 10019

Capital...................  Scudder Stevens & Clark, Inc.                                  665,000<F3>                    5.9%
                            175 Federal Street
                            Boston, MA 02110

--------

Note <F1>: Prior to June 6, 1995, 90% of the outstanding capital stock of Wm. S.
           Barnickel & Company (``Barnickel Company'') was held by The William
           S. Barnickel Testamentary Trust (the ``Barnickel Trust''), established under the will of William S. Barnickel, deceased, of which Michael V. Janes and Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc., served as co-trustees. The Barnickel Trust terminated on the death of Genevieve B. Janes on August 27, 1993, and on June 6, 1995, the Barnickel Trust distributed its assets, consisting primarily of shares of common stock of Barnickel Company, to its beneficiaries.

           The remaining 10% of the outstanding capital stock of Barnickel Company is held by two other trusts, The John S. Lehmann Trust f/b/o John S. Lehmann, Jr. and The John S. Lehmann Trust f/b/o Frederick W. Lehmann III. Boatmen's Trust Company serves as trustee of both of the Lehmann Trusts.

           On June 8, 1995, Boatmen's Bancshares, Inc. (``BBI''), Boatmen's Trust Company (``BTC''), Barnickel Company, the Barnickel Trust, The John S. Lehmann Trust f/b/o John S. Lehmann, Jr., The John S. Lehmann Trust f/b/o Frederick W. Lehmann III, Michael V. Janes, Genevieve J. Brown, John V. Janes, Jr., William B. Janes, Fairfax F. Pollnow and Wayne J. Grace (collectively the ``Reporting Persons'') filed a fifth amendment to previously amended 13D Schedules. The fifth amendment reported, among other things, that the trustees of the Barnickel Trust had caused the Barnickel Trust to distribute its assets, consisting primarily of shares of common stock of Barnickel Company, to its beneficiaries. The amendment also reported that the Board of Directors of Barnickel Company continued to analyze possible strategic alternatives in view of the objectives of maximizing liquidity, minimizing taxes and providing for impartial treatment of all Barnickel Company shareholders to the extent practicable.

           As previously reported by the Company, on February 7, 1995, the Board of Directors amended the Rights Agreement dated March 28, 1994, as amended, to, among other things, clarify that no rights issued thereunder would become exercisable solely by reason of the distribution of the assets of the Barnickel Trust pursuant to its terms.

           The Reporting Persons reported aggregate beneficial ownership of 5,681,530 shares of the Company's capital stock, or 50.2% of the shares outstanding.

           BBI reported sole voting and dispositive power over no shares, shared voting power over 274,824 shares and shared dispositive power over 241,263 shares. BTC reported sole voting power over 138,796 shares, shared voting power over 136,028 shares, sole dispositive power over 30,782 shares and shared dispositive power over 210,481 shares.
                                       3

           Barnickel Company reported sole voting and dispositive power over 5,337,360 shares and shared voting and dispositive power over no shares. The Barnickel Trust reported sole voting and dispositive power over no shares and shared voting and dispositive power over no shares.

           The John S. Lehmann Trust f/b/o John S. Lehmann, Jr. reported sole voting and dispositive power over no shares and shared voting and dispositive power over 400,302 shares. The John S. Lehmann Trust f/b/o Frederick W. Lehmann III reported sole voting and dispositive power over no shares and shared voting and dispositive power over 133,434 shares. It was indicated that the reported shares represent the indirect proportional interests of each trust in the shares of the Company's capital stock held by Barnickel Company.

           Genevieve J. Brown reported sole voting and dispositive power over 11,946 shares and shared voting and dispositive power over 5,337,360 shares.<F*>

           John V. Janes, Jr. reported sole voting and dispositive power over 500 shares and shared voting power over 5,337,360 shares.<F*>

           Michael V. Janes reported sole voting and dispositive power over 52,400 shares and shared voting and dispositive power over 5,411,260 shares, including the shares owned by Barnickel Company.

           William B. Janes reported sole voting power over no shares and shared voting power over 5,337,360 shares. He reported sole dispositive power over 23,400 shares and shared dispositive power over 5,337,360 shares.<F*>

             <F*>The amendment disclosed that the reported shares include shares representing an indirect proportional interest in 800,604 shares of the Company's capital stock held by Barnickel Company.

           Fairfax F. Pollnow reported sole voting and dispositive power over 1,000 shares and shared voting and dispositive power over no shares.

           Wayne J. Grace reported sole voting and dispositive power over no shares and shared voting and dispositive power over no shares. Subsequent to the filing described above, on September 1, 1995, Mr. Grace acquired 1,000 shares of the Company's capital stock, over which he has sole voting and dispositive power.

Note <F2>: Mitchell Hutchins Institutional Investors Inc. possesses shared voting and dispositive power over all of the shares shown. Information presented as of February 13, 1995.

Note <F3>: Scudder Stevens & Clark, Inc. possesses shared voting and dispositive power over 665,000 shares and sole voting and dispositive power over 665,000 shares. Information presented as of April 21, 1995.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the number and percentage of shares of the Company's capital stock beneficially owned, directly or indirectly, by each of the Company's Directors, Director Nominees and Named Executive Officers, and by the Directors and Executive Officers of the Company as a group. Except as noted otherwise, these persons possess sole voting and sole dispositive power with respect to the entire number of shares reported. The number shown includes shares deemed to be outstanding pursuant to stock options that are presently exercisable, as follows: Mr. Craig, 6,000 shares; Dr. Fernandez, 6,000 shares; Mr. Hatfield, 8,000 shares; Mr. Maritz, 6,000 shares; Mr. O'Shields, 2,000 shares; Mr. Reidy, 6,000 shares.

DIRECTORS AND DIRECTOR NOMINEES

 TITLE                           NAME OF                        AMOUNT AND NATURE OF                  PERCENT
OF CLASS                     BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP                  OF CLASS
--------                     ----------------                   --------------------                  --------

Capital...................  Paul F. Cornelsen                          7,100                            <F*>

Capital...................  Andrew B. Craig, III                       7,000                            <F*>

Capital...................  Jerry B. Davis                               500                            <F*>

Capital...................  Louis Fernandez                            7,000                            <F*>

Capital...................  Wayne J. Grace                             1,000<F1>                        <F1>

Capital...................  Paul H. Hatfield                          14,500<F2>                        <F*>

Capital...................  William E. Maritz                          7,000                            <F*>

Capital...................  William E. Nasser                         18,857<F3><F4><F5>                <F*>

Capital...................  Richard L. O'Shields                       2,500                            <F*>

Capital...................  Fairfax F. Pollnow                         1,000<F1>                        <F1>

Capital...................  Thomas P. Reidy                            7,000                            <F*>

Capital...................  Brian M. Rushton                             200                            <F*>

Capital...................  Joseph T. Williams                         1,000                            <F*>

NAMED EXECUTIVE OFFICERS


 TITLE                            NAME OF                            AMOUNT AND NATURE OF             PERCENT
OF CLASS                      BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP             OF CLASS
--------                      ----------------                       --------------------             --------

Capital...................  John M. Casper                                  5,437<F3>                     <F*>

Capital...................  Toby R. Graves                                  4,829<F3>                     <F*>

Capital...................  Richard J. Seidel                               4,869<F3><F5>                 <F*>

Capital...................  James M. Zemenick                              11,221<F3><F4>                 <F*>

Capital...................  All Directors and Officers                    119,126<F6>                    1%
                            as a Group (21 persons)

--------
<F*> Less than 1%

Note <F1>: See Note (1) under the heading Security Ownership of Certain
           Beneficial Owners in this Proxy Statement.

Note <F2>: Mr. Hatfield was elected Chairman of the Board, President and Chief
           Executive Officer of the Company on November 20, 1995.

Note <F3>: The number shown includes shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, as follows:
           Mr. Nasser, 5,000; Dr. Graves, 1,000; Mr. Zemenick, 6,000. The number shown includes shares of capital stock held in trust through the Company Employees' Savings Plan, as follows: Mr. Nasser, 7,186; Mr. Casper, 387; Dr. Graves, 2,578; Mr. Seidel, 3,886; Mr. Zemenick, 3,053. (Savings Plan information presented as of September 30, 1995.)

Note <F4>: Mr. Nasser disclaims beneficial ownership of 50 of the shares shown.
           Mr. Zemenick disclaims beneficial ownership of 298 of the shares shown.

Note <F5>: Mr. Nasser retired as Chairman of the Board, President and Chief
           Executive Officer of the Company on November 20, 1995. Mr. Seidel resigned as a Vice President, General Manager of the Company effective November 30, 1995.

Note <F6>: The number shown includes 50,200 shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, and 26,600 shares held through the Company Employees' Savings Plan. (Savings Plan information presented as of September 30, 1995.)

                             ELECTION OF DIRECTORS

    Eleven Directors, comprising the entire membership of the Board of Directors of the Company, are to be elected at the Annual Meeting. Unless contrary instructions are given, Proxies will be voted for the following named persons, each to hold the office of Director for the ensuing year, subject to the provisions of the By-Laws. If any of these nominees should be unable to serve as a Director for unforseen reasons, it is intended that Proxies not limited to the contrary will be voted in favor of the election as Director of such other person as the Proxy holder may determine.

    The following information is submitted with respect to nominees for election as Director. Unless indicated otherwise, each person listed below has served in his present occupation for at least five years.

                                                                                                                    SERVED
                                                                                                                      AS
                                                                                CURRENT POSITIONS AND              DIRECTOR
                   NAME                           NOTES               AGE      OFFICES WITH THE COMPANY              SINCE
                   ----                           -----               ---      ------------------------            --------

Andrew B. Craig, III......................  <F1><F3>                   64   Director                                 1989

Jerry B. Davis............................                             64   --                                        --

Louis Fernandez...........................  <F2><F4>                   71   Director                                 1983

Wayne J. Grace............................  <F2><F5>                   55   Director                                 1995

Paul H. Hatfield..........................  <F1>                       59   Chairman of the Board,                   1994
                                                                            President and Chief
                                                                            Executive Officer

William E. Maritz.........................  <F3><F4>                   67   Director                                 1986

Richard L. O'Shields......................  <F1><F2><F4>               70   Director                                 1994

Fairfax F. Pollnow........................  <F4><F5>                   44   Director                                 1995

Thomas P. Reidy...........................  <F3>                       67   Director                                 1985

Brian M. Rushton..........................                             62   --                                        --

Joseph T. Williams........................  <F2>                       58   Director                                 1995

--------

Note <F1>: Member, Executive Committee of Board of Directors.

Note <F2>: Member, Audit Committee of Board of Directors.

Note <F3>: Member, Compensation Committee of Board of Directors.

Note <F4>: Member, Nominating Committee of Board of Directors.

Note <F5>: Mr. Grace and Mr. Pollnow originally were proposed for nomination as
           Directors of the Company by the Board of Directors of Wm. S. Barnickel & Company (``Barnickel Company''), which owns 47.1% of the Company's outstanding capital stock. Additional information about Barnickel Company is presented in this Proxy Statement under the headings Security Ownership of Certain Beneficial Owners and Certain Transactions.

               BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND
              DIRECTORSHIPS OF NOMINEES FOR ELECTION AS DIRECTORS

    ANDREW B. CRAIG, III: Mr. Craig, a Director of the Company since 1989, is Chairman and Chief Executive Officer of Boatmen's Bancshares, Inc. He also is a Director of Anheuser-Busch Companies, Inc., Laclede Gas Company, and a Trustee of Washington University in St. Louis.

    JERRY B. DAVIS: Mr. Davis is the retired President and Chief Executive Officer of Otis Engineering Corporation, a subsidiary of The Halliburton Company. Before his election as President and Chief Executive Officer he held several positions at Otis in international and domestic operations and manufacturing.

    LOUIS FERNANDEZ: Dr. Fernandez, a Director of the Company since 1983, previously served as Chairman, President and Chief Executive Officer of Celgene Corporation. He formerly was the Chairman of

Monsanto Company. He also is a Director of Boehringer Ingelheim Corporation,
A. G. Edwards and Sons, Inc., and Alteon, Inc.

    WAYNE J. GRACE: Mr. Grace, a Director of the Company since 1995, is Managing Partner of Grace & Company, P.C., a public accounting firm he founded. He has more than 25 years of business experience in public accounting and in the private sector.

    PAUL H. HATFIELD: Mr. Hatfield, a Director of the Company since 1994, was elected Chairman, President and Chief Executive Officer of the Company in November, 1995. He previously served as President and Chief Executive Officer of Protein Technologies International, a Ralston Purina Company based in St. Louis, Missouri. He also is a Director of DEKALB Genetics Corporation and Penwest, Ltd.

    WILLIAM E. MARITZ: Mr. Maritz, a Director of the Company since 1986, is Chairman and Chief Executive Officer of Maritz, Inc., a performance improvement, travel, communications, training and marketing research company. He also is a Director of General American Life Insurance Company, Brown Group, Boatmen's Bancshares, Inc., Maritz, Inc., and a Trustee of Washington University in St. Louis.

    RICHARD L. O'SHIELDS: Mr. O'Shields, a Director of the Company since 1994, is the retired Chairman and Chief Executive Officer of Panhandle Eastern Corporation, operator of one of the major interstate gas pipeline systems in the nation. He also is Chairman of the Board of Daniel Industries, Inc.

    FAIRFAX F. POLLNOW: Mr. Pollnow, a Director of the Company since 1995, is engaged in private investments and is President of Arbor Land Company, a real estate development and investment firm. He also is a Director and Officer of Wm.
S. Barnickel & Company and a Director of The Churchill School.

    THOMAS P. REIDY: Mr. Reidy, a Director of the Company since 1985, is the President and Chief Executive Officer of Reidy International, Inc., an oil and gas exploration company.

    BRIAN M. RUSHTON: Dr. Rushton is Immediate Past President of the American Chemical Society. He previously served as Senior Vice President, Research and Development, for Air Products and Chemicals, Inc., and as President of Celanese Research Company and Vice President of Technology for Celanese Corporation (now Hoechst Celanese). He also is a Director of Mallinckrodt Group Inc.

    JOSEPH T. WILLIAMS: Mr. Williams, a Director of the Company since November, 1995, is Vice Chairman and Chief Executive Officer of Enserch Exploration, Inc., a NYSE-listed company. He previously served as President and Chief Executive Officer of DALEN Resources, a subsidiary of Pacific Gas and Electric Company. He also is a Director of Enserch Exploration, Inc.

          BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held 11 meetings during fiscal year 1995. The Board has established the following standing committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. All Directors attended at least 70% or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served and all Directors, except Mr. Maritz, attended at least 75% or more of the aggregate of these meetings.

    The Executive Committee did not meet in fiscal year 1995. The Committee exercises the powers of the Board in directing the management of the business and affairs of the Company between meetings of the Board (except for certain matters reserved to the Board).

    The Audit Committee met three times in fiscal year 1995. Among other things, the Committee reviews the scope and procedures of the audit activities of both the independent accountants and the Company's internal auditors, and subsequently, the reports on their examinations, together with any recommendations concerning internal controls. It also reviews reports from the Company's financial management, general counsel, independent auditors and internal auditors on compliance with corporate policies and the adequacy of the Company's internal accounting controls. In order to assure complete independence, the Committee meets regularly with the independent accountants, both prior to and subsequent to the annual audit. The Committee also reviews the scope of the non-audit professional services provided by the independent accountants. The Committee also is responsible for recommending to the full Board the firm of independent accountants to be retained each year.

    The Compensation Committee met four times in fiscal year 1995. The Committee, which is composed solely of outside Directors, reviews the competency and effectiveness of the management of the Company and its subsidiaries, reviews the soundness and adequacy of the Company's compensation programs, approves compensation for senior officers of the Company, reviews the adequacy of compensation of senior management of the Company's subsidiaries, and formulates and administers the Company's special compensation programs. The Committee members are ``disinterested persons'' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and administer the Company's stock incentive plans.

    The Nominating Committee met twice in fiscal year 1995. The Committee recommends individuals for election to the Board. The Committee will consider stockholder recommendations of persons to be considered for nomination for the 1997 Annual Meeting of Stockholders.

                              CERTAIN TRANSACTIONS

    (a) On December 9, 1994, the Company announced that it had signed a letter of intent (the ``Letter of Intent'') pursuant to which the Company would acquire substantially all of the assets of Wm. S. Barnickel & Company (``Barnickel Company'') in a tax-free reorganization between the two companies (the ``Transaction'').

    The Transaction was subject to a number of conditions, including the receipt of certain favorable rulings from the Internal Revenue Service regarding the tax treatment of the Transaction. As reported previously, on January 26, 1995, the Company and Barnickel Company were advised that Revenue Procedure 94-76, pursuant to which the Internal Revenue Service suspended consideration of certain advance ruling requests pending completion of a designated study, applied to the Transaction. As reported previously, both parties determined that it was unlikely that the Transaction would be completed on the terms originally agreed upon. The parties are reviewing alternatives to the Transaction in light of the application of the Revenue Procedure. No agreement with respect to the terms of any such alternative transaction has been reached.

    The following is a summary of the Letter of Intent, which is described in more detail in a current report on Form 8-K filed with the Securities and Exchange Commission on December 13, 1994.

    In exchange for substantially all of the assets of Barnickel Company, which consist primarily of 5,337,360 shares of the Company's capital stock, the Company would issue to Barnickel Company an equal number of new shares of its capital stock. The Company also would issue a small number of additional shares of its capital stock, not likely to exceed 200,000 shares, to acquire all or some of certain oil and gas properties owned by Barnickel Company, and would assume certain liabilities of Barnickel Company for certain fees and expenses associated with the proposed Transaction, and certain pre-reorganization taxes, in the aggregate amount of $9.0 million.

    The contemplated Transaction would include:

    Dissolution of Barnickel Company and distribution of the Company's capital stock to the trusts that own the shares of Barnickel Company stock, including The William S. Barnickel Testamentary Trust (the ``Barnickel Trust'') and, thereafter, to the beneficiaries of the Barnickel Trust;

    A Stockholder Agreement containing specified limitations on the purchase and sale of shares of the Company's capital stock, and associated standstill provisions and voting rights limitations, by the principal beneficiaries of the Barnickel Trust. The time period for the limitations on the purchase and sale of the Company's capital stock would be January 1, 1997, and the time period for the limitations on voting rights and standstill provisions would extend through the Company's 1997 Annual Meeting of Stockholders;

    A Registration Rights Agreement providing specified registration rights to certain recipients of shares of the Company's capital stock;

    Two new seats on the Company's Board of Directors to be filled by persons proposed initially by Barnickel Company and thereafter by certain stockholders of the Company, including the principal beneficiaries of the Barnickel Trust, subject to certain restrictions related to their continued ownership of specified amounts of the Company's capital stock.

    If the Transaction as summarized herein had been consummated, the Company expected to take a charge against earnings of approximately $10.5 million, or $0.93 per share, reflecting the designated liabilities of Barnickel Company assumed by the Company and other expenses of the Company associated with the Transaction.

    (b) During fiscal year 1995, the Company and its subsidiaries engaged, in the ordinary course of business, in various types of transactions with other corporations with which Directors of the Company are associated either as officers or directors. It is expected that the Company and its subsidiaries will continue to engage in such transactions. The Company does not consider the amounts involved in such transactions to be material in relation to the businesses of such other corporations or the interests of the Directors involved.

    (c) The Company and Mr. Hatfield entered into a Management Agreement and a Stock Option Agreement effective August 11, 1995, pursuant to which Mr. Hatfield agreed to provide certain management services to the Company with regard to the Company's Chemicals Group. Both agreements were terminated effective November 20, 1995, upon Mr. Hatfield's election as Chairman, President and Chief Executive Officer of the Company. Under the Management Agreement, Mr. Hatfield was to be paid $125,000 in 12 monthly installments; under the Stock Option Agreement, Mr. Hatfield was granted an option to purchase 36,000 shares of the Company's capital stock at a price of $21.03 per share. The option, which was to become exercisable in 12 monthly installments beginning September 29, 1995, became exercisable with respect to 6,000 shares before the Stock Option Agreement was terminated.

                       COMPENSATION OF EXECUTIVE OFFICERS
                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

    The Compensation Committee of the Board of Directors (the ``Committee'') reviews the effectiveness of the Company's management and the adequacy of the Company's compensation and benefit programs. The Committee has been designated by the Board to administer the Company's stock incentive plans. In fulfilling these responsibilities the Committee evaluates the performance of the Chief Executive Officer and other executive officers and determines their compensation levels in terms of base salary and variable incentive compensation, all subject to Board approval.

COMPENSATION PHILOSOPHY

    The Company's base and variable incentive compensation programs are designed to reward individual and team performance. The Company's philosophy of total compensation combines a competitive base salary with variable incentive plans linked to defined performance goals for each executive's area of responsibility. Retroactive appraisal of achievement permits the individual's total compensation to be based upon specified performance which relates to shareholder value. The total compensation of the Company's executive officers, including variable incentive compensation payments when Company performance warrants them, is targeted to fall between the 60th and 90th percentile of ranges identified by independent industry surveys.

    Base salaries reflect an internal evaluation of the functions and responsibilities for each position and a review of market rates published in industry surveys. Increases to base salaries reflect both relative position against market rates and annual performance appraisals, and are intended to recognize individual performance that contributes to Company growth.

1995 BASE SALARY

    In reviewing base salaries, the Committee relies on independent industry surveys to assess the Company's salary competitiveness. The base salaries of the Company's executive officers are targeted at the 60th percentile of the market as identified by these independent industry surveys, subject to individual performance. The Committee believes the Company's competitors for executive talent are not limited to those that would be included in a peer group reviewed to compare stockholders returns. For this reason, the companies analyzed for compensation purposes are not necessarily the same as the peer group index in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

ANNUAL INCENTIVE PLAN

    Participants in this Plan were selected by the Committee from officers and key employees of the Company and its affiliates, including the Company's executive officers. Annual incentive compensation payments for the fiscal year were based on target amounts, which ranged from 8% to 70% of a participant's base salary, selected by the Committee when an individual was designated to participate in the Plan. A participant's actual annual incentive compensation payment was based on pretax earnings, return on assets and the participant's achievement of specific goals defined at the beginning of the fiscal year.

    For fiscal year 1995, the Company's Annual Incentive Plan placed strong emphasis on increases to earnings and a continued focus on improvements in the management of the Company's asset base. The performance of each of the Company's divisions was measured against targeted pretax earnings thresholds and a base return of assets goal for the year.

    For fiscal year 1995, key division management employees and executives in two of the Company's six operating divisions received an incentive compensation payment based on the pretax earnings and return on assets achieved by the participant's division. No incentive payments were made to any employee in the four divisions that fell short of their respective base levels. The consolidated results for the Company also fell short of the base level and no incentive awards were made to any corporate executive or key corporate manager.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Committee reviewed the base salary of William E. Nasser, Chairman, President and Chief Executive Officer, when salaries of the Company's executive officers and key managers were reviewed during January, 1995. After assessing the total compensation of chief executive officers within companies of similar size and profitability, both inside and outside the industry, the Committee recommended that Mr. Nasser's base salary be increased 5%.

    This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities and Exchange Act, except to the extent the Company specifically incorporates this report by reference, and otherwise shall not be deemed filed under such Acts.

                                          COMPENSATION COMMITTEE
                                          Paul F. Cornelsen, Chairman
                                          Andrew B. Craig, III
                                          William E. Maritz
                                          Thomas P. Reidy

                           SUMMARY COMPENSATION TABLE

    The following table shows information concerning the compensation for services to the Company in all capacities for the fiscal years ended October 31, 1995, October 31, 1994, and October 31, 1993, of those persons who were, respectively at October 31, 1995, (i) the Company's Chief Executive Officer and
(ii) the four other most highly compensated Executive Officers of the Company (collectively the ``Named Executive Officers'').

                                          SUMMARY COMPENSATION TABLE
                                                                                    LONG-TERM
                                           ANNUAL COMPENSATION                    COMPENSATION
                                ------------------------------------------------------------------
                                                                               LONG-TERM
                                                                    OTHER      INCENTIVE    STOCK      ALL OTHER
                                                                   ANNUAL       PLAN       OPTIONS      COMPEN-
                                                        BONUS      COMPEN-     PAYMENTS    GRANTED      SATION
 NAME AND PRINCIPAL POSITION     YEAR      SALARY        <F2>      SATION       <F3>       <F4> #        <F5>
 ---------------------------     ----      ------       -----      -------     ---------   -------     ---------

William E. Nasser                1995     $370,300           --         --          --          --      $2,500
Chairman of the Board, President 1994     $347,750           --         --     $51,525          --      $2,500
and Chief Executive Officer      1993     $330,000     $193,463         --          --     220,000      $2,800

John M. Casper                   1995     $196,000           --         --          --          --      $2,500
Vice President and               1994     $139,444<F1>       --         --          --      75,000      $2,375
Chief Financial Officer          1993           --           --         --          --          --          --

Toby R. Graves                   1995     $173,250     $ 85,502         --          --          --      $2,500
Vice President, General Manager, 1994     $166,000     $ 84,000         --     $24,699          --      $2,500
Polymers Division                1993     $156,000     $ 43,872         --          --      60,000      $1,300

Richard J. Seidel                1995     $159,500     $ 56,184         --          --          --      $2,500
Vice President, General Manager, 1994     $153,500     $ 54,250         --     $22,800          --      $2,500
Petreco Division                 1993     $147,499     $ 56,000         --          --      24,000      $2,800

James M. Zemenick                1995     $155,500           --         --          --          --      $2,500
Vice President, Corporate        1994     $149,500           --         --          --          --      $2,500
Administration and Development   1993     $143,750     $ 41,870         --          --      15,000      $2,800

---------

<F1> Partial year.

<F2> Reflects the incentive compensation paid under the Annual Incentive Plan for the fiscal years noted. See the Compensation Committee Report to Stockholders beginning on Page 9 for a description of this Plan.

<F3> Reflects the value of awards made pursuant to the Company's Long-Term
     Incentive Plan for a performance period beginning November 1, 1990, and ending October 31, 1994.

<F4> The options were granted pursuant to the Petrolite 1993 Stock Incentive
     Plan.

<F5> Reflects the cash value of contributions by the Company to the Employees'
     Savings Plan (a defined contribution savings plan) as a match to a portion of the employee's contributions under the Savings Plan. Due to a change in the Savings Plan during fiscal year 1993, the actual cash value of the Company's contribution for fiscal year 1993 only may exceed the plan year maximum.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table shows information with respect to the Named Executive Officers concerning unexercised options held as of the fiscal year ended October 31, 1995. No Named Executive Officer exercised a stock option during fiscal year 1995.

                    OPTION VALUES AT END OF FISCAL YEAR 1995

                                                NUMBER OF                             VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS                        IN-THE-MONEY OPTIONS
                                           AT OCTOBER 31, 1995                      AT OCTOBER 31, 1995<F1>
                                     --------------------------------        -------------------------------------
              NAME                   EXERCISABLE        UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE<F2>
              ----                   -----------        -------------        -----------         -----------------

William E. Nasser...............        5,000              220,000                --                     --

John M. Casper..................         -0-                75,000                --                     --

Toby R. Graves..................        1,000               60,000                --                     --

Richard J. Seidel...............        6,000               24,000              $1,000                   --

James M. Zemenick...............        6,000               15,000              $1,000                   --

--------

<F1> Calculated on the basis of the fair market value of the underlying securities as of October 31, 1995 ($23.50 per share) minus the exercise price.

<F2> The options will become exercisable in annual installments based on annual compounded increases in the value of the Company's capital stock, which consists of the market price plus dividends paid. The options become fully exercisable for one day five years after the grant date. If a change in control of the Company occurs, as defined in the option plans, all options become exercisable for one year, regardless of whether applicable performance targets have been met.

                              EXECUTIVE AGREEMENTS

    The Company has entered into Executive Agreements with several executive officers, including the Named Executive Officers. The agreements, which include confidentiality and non-competition provisions, provide severance compensation to each covered executive in the event of the executive's involuntary termination from employment. This severance compensation would be in the form of a continuation of the executive's base salary for one year. No severance compensation payment would be made if the executive's termination from employment is due to death, disability or normal retirement or is for cause, as defined in the agreement. The agreements also provide severance compensation in the event of the executive's termination in connection with a change in control of the Company. This compensation would be in the form of a lump sum payment equal to two times the executive's annual base salary and target incentive payment, and continuation of certain other executive benefits for a period specified in the agreement.

    Mr. Nasser retired as Chairman of the Board, President and Chief Executive Officer of the Company on November 20, 1995. He and the Company have entered into an agreement under which Mr. Nasser will provide consulting services to the Company through March 31, 1997. That agreement, which terminated the Executive Agreement between Mr. Nasser and the Company, includes: a monthly retirement benefit beginning April 1, 1996, equal to the benefit to which Mr. Nasser would be entitled at his normal retirement date under the Company's Retirement Plan assuming an additional five years of service; continuation of certain other executive benefits for a specified period; surrender of stock options granted under the Petrolite 1993 Stock Incentive Plan; and a consulting payment of $370,000, payable in monthly installments through March 31, 1997.

                              RETIREMENT BENEFITS

    The Company's Retirement Plan is a defined benefit plan with benefits determined on the basis of years of service and the average covered remuneration for the five highest consecutive years of service in the last ten years. Covered remuneration is the annual compensation of an individual, which includes annual base salary and certain amounts paid under the Company's incentive plans. Estimated annual benefits payable upon retirement (assuming normal retirement date) to persons participating in the Plan are shown below:

                     APPROXIMATE ANNUAL RETIREMENT BENEFIT

                                         YEARS OF PARTICIPATION IN PLAN
     FINAL AVERAGE            -----------------------------------------------------
    ANNUAL EARNINGS           10 YEARS       20 YEARS       30 YEARS       40 YEARS
    ---------------           --------       --------       --------       --------

    $100,000............       $13,250       $ 26,500       $ 39,750       $ 51,875

    $150,000............       $21,000       $ 42,000       $ 63,000       $ 81,750

    $200,000............       $28,750       $ 57,500       $ 86,250       $111,625

    $250,000............       $36,500       $ 73,000       $109,500       $141,500

    $300,000............       $44,250       $ 88,500       $132,750       $171,375

    $350,000............       $52,000       $104,000       $156,000       $201,250

    $400,000............       $59,750       $119,500       $179,250       $231,125

    $450,000............       $67,500       $135,000       $202,500       $261,000

    $500,000............       $75,250       $150,500       $225,750       $290,875

    The benefits shown above are based on a straight-life annuity with a five-year guaranty and are paid in addition to any Social Security benefits to which the individual may be entitled. The compensation covered by the Plan for the Named Executive Officers is shown in the Summary Compensation Table under the headings ``Salary'', ``Bonus'' and ``Long-Term Incentive Plan Payments''. Years of credited service to October 31, 1995, for the Named Executive Officers are: Mr. Nasser, 32; Mr. Casper, 1; Dr. Graves, 23; Mr. Seidel, 9; Mr. Zemenick, 18.

    The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trusts; the limit currently is $120,000 per year, subject to annual cost of living adjustments. The Internal Revenue Code also limits the compensation that may be considered in calculating benefits payable from the pension trusts. The Board of Directors has authorized supplemental benefits for certain highly compensated employees to whom these limits apply, or will apply in the future, so that these employees will obtain the benefit of the Retirement Plan formula that would have applied in the absence of the limitations. These benefits are reflected in the foregoing table. As of October 31, 1995, Mr. Nasser was entitled to receive supplemental benefits.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares cumulative total return on the Company's capital stock, the S&P 500 Index and the Specialty Chemical Value Line Index. The graph assumes $100 was invested on October 31, 1990, in Petrolite Corporation capital stock, the S&P 500 Index and the Specialty Chemical Value Line Index.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN<F*>
             PETROLITE CORPORATION CAPITAL STOCK, THE S&P 500, AND
                    THE SPECIALTY CHEMICAL VALUE LINE INDEX
         <F*>CUMULATIVE TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS.
                     (PERFORMANCE RESULTS THROUGH 10/31/95)


                          [STOCK PRICE PERFORMANCE GRAPH]

NAME                               1990          1991          1992          1993          1994          1995
----                               ----          ----          ----          ----          ----          ----
PETROLITE CORP.                  100.00        111.57        136.15        216.85        170.27        140.20
Standard & Poors 500             100.00        133.51        147.00        168.96        176.07        234.15
Chemicals: Special.              100.00        151.63        183.97        212.28        219.78        245.65

The Company does not make or endorse any predictions as to future stock performance.

                           COMPENSATION OF DIRECTORS

    Directors who are not full-time salaried employees of the Company receive an annual retainer of $18,000 and receive a fee of $1,000 per meeting for attendance at meetings of the Board of Directors. Directors who serve on committees of the Board receive a fee of $750 per meeting for each committee meeting attended.

    Under the Petrolite 1993 Stock Incentive Plan approved by the stockholders on March 1, 1993, each Director who has been a member of the Board of Directors for at least six months receives an option to purchase 2,000 shares of the Company's capital stock on account of his or her election by the stockholders at an annual meeting of the Company. Each such Director who is re-elected to the Board of Directors at a subsequent annual meeting of the Company receives an option to purchase an additional 2,000 shares at the time of each such re-election. The exercise price for each option is the fair market value of a share of the Company's capital stock on the date of such annual meeting. No options may be granted under the Plan after October 31, 1998. Directors who are employees of the Company receive no additional compensation for service on the Board of Directors or its committees.

                            INDEPENDENT ACCOUNTANTS

    The Company's independent accountants for the fiscal year ended October 31, 1995, are Price Waterhouse LLP, who were selected by the Board of Directors upon the recommendation of the Board's Audit Committee. A representative of Price Waterhouse LLP will be in attendance at the Company's Annual Meeting on March 4, 1996. The representative will be available to respond to appropriate questions of the stockholders and to make such statements as the representative may wish to make.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Any proposal of a stockholder intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company at its executive offices no later than October 17, 1996, to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                 OTHER MATTERS

    COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934. The Company's Executive Officers, Directors and persons who own beneficially more than 10% of the Company's stock are required under Section 16(a) of the Securities Exchange Act of 1934 to file certain reports of ownership, and changes in ownership, of the Company's stock with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Copies of such reports must be filed with the Company. The Company assists these persons in complying with the Act and with the regulations promulgated thereunder.

    Based solely on a review of the copies of such forms furnished to the Company, and on written representations of the Executive Officers and Directors, the Company believes that all Section 16(a) filing requirements applicable to its Executive Officers, Directors and greater than 10% beneficial owners have been complied with, except that Mr. Casper filed three late reports reporting his purchase of 50 shares through three transactions occurring in a private dividend reinvestment plan.

    ANNUAL REPORT. A copy of the Company's Annual Report for the fiscal year ended October 31, 1995, including financial statements certified by the Company's independent accountants, is being mailed with this Proxy Statement. Additional copies of this Report are available on request to the Company.

                                                     PETROLITE CORPORATION

                                January 23, 1996

Dear Petrolite Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders of Petrolite Corporation, a Delaware corporation, which will be held at 11:00 o'clock a.m., Central Standard Time, on Monday, March 4, 1996, in Conference Room 1 on the Atrium Level at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri, for the following purposes:

    1. To elect eleven Directors.

    2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on January 5, 1996, are entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof.

IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ATTACHED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR GRANT OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                                Yours very truly,


                                                Paul H. Hatfield
                                                Chairman, President and
                                                Chief Executive Officer

                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------

PROXY                        PETROLITE CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MARCH 4, 1996,
                        11:00 A.M. CENTRAL STANDARD TIME
 CONFERENCE ROOM 1 ON THE ATRIUM LEVEL, BOATMEN'S PLAZA, 800 MARKET STREET, ST.
                             LOUIS, MISSOURI 63101

    The undersigned hereby constitutes and appoints Paul H. Hatfield, John F. McCartney and Charles R. Miller, and each or any of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Capital Stock of the undersigned in PETROLITE CORPORATION at the Annual Meeting of Stockholders to be held Monday, March 4, 1996 and at any adjournments thereof on all matters properly coming before the meeting.

                                             Dated ______________________, 1996.

                                             -----------------------------------

                                             -----------------------------------

                                             (THIS PROXY MUST BE SIGNED EXACTLY
                                             AS THE STOCKHOLDER'S NAME APPEARS
                                             HEREON. IF ACTING AS ATTORNEY,
                                             EXECUTOR, OR TRUSTEE, OR IN A
                                             CORPORATE OR REPRESENTATIVE
                                             CAPACITY, PLEASE SIGN NAME AND
                                             TITLE.)

                            (Detach Proxy Form Here)
-------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED BELOW OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1, WHICH VOTE IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS

   Nominees: Andrew B. Craig, III, Jerry B. Davis, Louis Fernandez, Wayne J.
             Grace, Paul H. Hatfield, William E. Maritz, Richard L. O'Shields, Fairfax F. Pollnow, Thomas P. Reidy, Brian M. Rushton, Joseph T. Williams

   (Mark only one)

   / / VOTE FOR all nominees listed above   / / VOTE WITHHELD from all nominees

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
   ___________________________________________________________________

2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                               APPENDIX

     The information contained in the Stock Price Performance Graph on page 14 of the printed proxy statement, has been restated in a format that can be processed by EDGAR.